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                                                                       EXHIBIT 3

                                                             [Execution Version]



                               Warrant Agreement

                                 March 11,1999


Kafus Environmental Industries Ltd.
Suite 440, 755 Burrard Street
Vancouver, BC Canada V6Z 1X6

     Attn:  Mr. Michael A.  McCabe

Gentlemen:

Reference is made to (i) the $7,500,000 Convertible Promissory Note (Advancing Credit Facility) dated as of March 11,1999 (as modified from time to time, the "$7,500,000 Advancing Credit Facility Note"), made by Kafus Environmental Industries Ltd., a British Columbia corporation (the "Company"), payable to the order of ECT Merchant Investments Corp., a Delaware corporation (the "Purchaser") and (ii) the related warrants issued in connection therewith, including (a) the Warrant for 487,500 Shares of Common Stock dated as of March 11,1999 (the "487,500 Share Warrant"), made by the Company and issued to the Purchaser, (b) the Warrant for 300,000 Shares of Common Stock dated as of March 11,1999 (the "300,000 Share Warrant"), made by the Company and issued to the Purchaser, and (c) the Warrant for 150,000 Shares of Common Stock dated as of March 11,1999 (the "150,000 Share Warrant"), made by the Company and issued to the Purchaser, (such Warrants in (a) through (c) being the "March 1999 Warrants"). This Warrant Agreement (this "Agreement") is entered into in connection with the execution of the Amended and Restated Note Agreement dated as of March 11,1999 (as amended from time to time, the "Note Agreement"), between the Company and the Purchaser amending and restating the Note Agreement dated as of December 31, 1998 (the "Prior Note Agreement") between the Company and Enron Capital & Trade Resources Corp. ("ECT"), which governed certain Notes thereunder, made by the Company, payable to the order of ECT and assigned by ECT to the Purchaser. In consideration of the execution of the Note Agreement and the Company's delivery of the $7,500,000 Advancing Credit Facility Note in connection therewith, the Company and the Purchaser agree as follows:

Section 1.  Definitions.

     1.1 Terms defined herein shall have the meanings specified in their definition, including the following terms which shall have the following meanings:

     "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or
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any Subsidiary of such Person. The term "control" (including the terms
"controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

     "Average Price" with respect to Common Stock means, on any day or for any period, as applicable, the trade weighted average of the sales prices for such shares as reported on Bloomberg News Services (i) on the American Stock Exchange or (ii) if such shares are not so listed, then on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded or (iii) if such shares are not listed on any national securities exchange, then the prices at which transactions are effected through the NASDAQ National Market as reported by NASDAQ or, (iv) if such shares shall not be listed thereon, the trade weighted average of all transactions in Common Stock in an over-the-counter market.

     "Business Day" has the meaning specified in Section 7.2(a).

     "CanFibre Group" means The CanFibre Group Ltd., an Ontario corporation.

     "Financial Statements" means the June 30, 1998, financial statements of the Company.

     "Material Adverse Change" means any material adverse change in the business, operations, financial condition, or prospects of the Company since the date of the Financial Statements.

     "Note Documents" means this Agreement, the Note Agreement, the $7,500,000 Advancing Credit Facility Note, the March 1999 Warrants, the Structuring Fee Agreement dated as of March 11,1999, made by the Company in favor of ECT Securities Limited Partnership, and all other agreements delivered in connection with any of the foregoing.

     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

     "Registration Rights Agreement" means the Registration Rights Agreement dated as of March 11,1999, between the Company and the Purchaser providing for the registration of the Common Stock issuable upon exercise of any of the March 1999 Warrants.

     "Samarac" means The Samarac Corporation Ltd., an Ontario corporation.

     "Subsidiary" means, with respect to any Person, any other Person, a majority of whose outstanding Voting Securities (other than directors' qualifying shares) shall at any time be owned by such Person or one or more Subsidiaries of such Person.

     "Voting Securities" means (a) with respect to any corporation, any capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation, (b) with respect to any partnership, any partnership interest having general voting power under ordinary circumstances to elect the general partner or other management of the partnership,

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and (c) with respect to any other Person, such ownership interests in such
Person having general voting power under ordinary circumstances to elect the management of such Person, in each case irrespective of whether at the time any other class of stock, partnership interests, or other ownership interest might have special voting power or rights by reason of the happening of any contingency.

     "Warrant Documents" means this Agreement, the March 1999 Warrants, and the Registration Rights Agreement.

     1.2 All accounting terms not specifically defined in this Agreement shall be construed in accordance with Canadian generally accepted accounting principles applied on a consistent basis with those applied in the preparation of the Financial Statements, and the Company shall not change and shall not permit any change in the method of accounting employed in the preparation of those financial statements unless required to conform to such principles or approved in writing by the Purchaser.

     1.3 All references to documents and agreements shall refer to such documents as amended, supplemented, and otherwise modified from time to time, unless otherwise specified.

     1.4 Unless otherwise stated, all monetary amounts expressed under the Loan Documents and all payments due under the Warrant Documents are expressed in and shall be due in U.S. Dollars.

Section 2. The March 1999 Warrants; Certain Amendments.    Effective on the
date of this Agreement, and for the Purchaser's commitment to make advances under the $7,500,000 Advancing Credit Facility Note, the Company will issue and sell to the Purchaser and, in reliance upon the representations and warranties of the Company contained herein and in the other Note Documents, Purchaser will purchase from the Company, the $7,500,000 Advancing Credit Facility Note and the March 1999 Warrants. The combined purchase price of the $7,500,000 Advancing Credit Facility Note and the March 1999 Warrants shall be the amount of advances actually made under the $7,500,000 Advancing Credit Facility Note, with such purchase price being allocated for U.S. tax purposes only between the $7,500,000 Advancing Credit Facility Note and the March 1999 Warrants with the $7,500,000 Advancing Credit Facility Note receiving 95% of the purchase price and the March 1999 Warrants receiving 5% of the purchase price. For all other purposes, including the determination of the outstanding principal amount of the $7,500,000 Advancing Credit Facility Note and the accrual of interest thereon, all advances of funds by the Purchaser under the Note Agreement with respect to the $7,500,000 Advancing Credit Facility Note shall be treated as advances of principal under the $7,500,000 Advancing Credit Facility Note. The sale and purchase shall be effective upon execution and delivery of this Agreement and the first advance under the $7,500,000 Advancing Credit Facility Note. All March 1999 Warrants shall be earned in full upon such sale and purchase.

Section 3. Conditions Precedent. The conditions precedent to the issuance, sale, and purchase of the March 1999 Warrants were satisfied or waived.

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Section 4.  Representations and Warranties.  Upon the execution of this
Agreement, and with the issuance of the March1999 Warrants, the Company represents and warrants to the Purchaser as follows:

     4.1 Corporate Organization and Authority. The Company (a) is a corporation duly incorporated and in good standing under the laws of British Columbia and is authorized to exercise its corporate powers in such province;
(b) has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as is currently proposed to be conducted; and (c) has been duly qualified and is in good standing to do business as a foreign corporation in each jurisdiction where the nature of its business and assets requires such qualification, except for those jurisdictions where the failure to qualify would not result in a Material Adverse Change.

     4.2 Authorization. The Company has all requisite corporate power to execute and deliver Note Documents to which it is a party and to perform its obligations thereunder. All corporate and shareholder action necessary for the authorization, execution, and delivery by the Company of Note Documents to which it is a party and the performance by the Company of its obligations thereunder have been taken. Each Note Document to which the Company or any of its Affiliates is a party constitutes a legally binding and valid obligation of the Company and its Affiliates, as applicable, enforceable in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, liquidation, or similar laws relating to, or affecting generally the enforcement of, creditors' rights or by other equitable principles of general application.

     4.3 Capitalization. As of the date of this Agreement the authorized capital stock of the Company consists of:

          (a)  50,000,000 Preference Shares, without par value, of which:
               15,000 have been designated as Series I Preference Shares and all of which are issued and are outstanding, 5,000 have been designated as Series II Preference Shares of which none are issued and outstanding, 3,000 have been designated as Series III Preference Shares of which none are issued and outstanding, 1,000 have been designated as Series IV Preference Shares of which 1,000 are issued and outstanding, 75 have been designated as Series V Preference Shares of which none are issued and outstanding,
               75 have been designated as Series VI Preference Shares of which none are issued and outstanding,
               75 have been designated as Series VII Preference Shares of which none are issued and outstanding, and 2,500 have been designated as Series VIII Preference Shares of which 2,500 are issued and outstanding; and

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          (b) 100,000,000 shares of Common Stock, without par value, of which
25,407,716 shares are issued and outstanding as of March 3, 1999.

          (c) As of the date of this Agreement, all shares that have been issued and are outstanding have been validly issued (including, without limitation, issued in compliance with all applicable federal and provincial securities laws) and are fully paid and nonassessable.

          (d) As of the date of this Agreement, there are no outstanding rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, contracts, or other rights or agreements obligating the Company either directly or indirectly to issue, sell, purchase, or redeem any equity securities of the Company or any Subsidiary of the Company other than:

               (i) rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, contracts, or other rights or agreements obligating the Company either directly or indirectly to issue, sell, purchase, or redeem any equity securities of the Company or any Subsidiary of the Company granted to the Purchaser;

               (ii) the Series I, IV, and VIII Preference Shares;

               (iii) outstanding warrants to purchase shares of Common Stock as set forth in the attached Schedule 4.3(d)(iii);

               (iv) outstanding options to purchase shares of Common Stock as set forth in the attached Schedule 4.3(d)(iv);

               (v) CanFibre of Riverside, Inc. has issued 4,000 shares of Series A Convertible Redeemable Preferred Stock which may be redeemed by CanFibre of Riverside for $1,000 per share. The Series A Convertible Redeemable Preferred Stock accrues dividends payable in Series B redeemable preferred stock.

               (vi) Re-Con Building Products Inc. ("Re-Con") has an option to acquire from Kafus Cement Fibre Industries of Texas ("Kafus Cement") 500 shares of Class B Common Stock of Cement Fibreboard Industries of Texas, Inc. ("Cement Fibreboard") for $8,000,000;

               (vii) Kafus Cement has an option to acquire, under certain conditions, from Re-Con 500 shares of Class C Common Stock of Cement Fibreboard for $10.00;

               (viii) Kafus Cement Fibre Industries, Inc. has issued Preferred Stock in the face amount of Cdn $500,000 to Re-Con which may be redeemable upon the request of the holder thereof;

               (ix) Re-Con has the right to reacquire 500 shares of Class B Common Stock of Cement Fibre Technology from Kafus Cement Fibre Industries Inc. for $10 if it exercises its option to acquire 500 shares of Class B Common Stock of Cement Fibreboard from Kafus Cement;

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               (x) Kafus Cement Fibre Industries Inc. has the right to acquire
500 shares of Class C Common Stock of Cement Fibre Technology from Re-Con if Kafus Cement exercises its option to acquire 500 shares of Class C Common Stock of Cement Fibreboard Kafus Cement;

               (xi) Kenaf Industries Ltd. has issued Series C redeemable preferred stock with an issue value of $1,250,000 in the aggregate to Kenaf International, Inc.;

               (xii) The Company has issued a $3,000,000 Promissory Note (the "$3,000,000 HSB Note") payable to HSB Engineering Finance Corporation ("HSB"), which becomes payable upon deemed funding in connection with draws under a $3,000,000 letter of credit issued at the request of CanFibre of Lackawanna LLC ("CanFibre Lackawanna"). The $3,000,000 HSB Note is secured by a pledge of 1,250,000 shares of Common Stock of the Company pledged by HYHoldco Enterprises No. 2 Inc. In addition, the Company has since December 29, 1998, issued 75,000 shares of Common Stock to HSB in connection with the $3,000,000 HSB Note;

               (xiii) The Company has entered into an Option Agreement with HSB pursuant to which, among other things: (a) the Company has granted to HSB the right (the "HSB Equity Interest Put Right"), exercisable from and after the first anniversary of the Acceptance Date, as defined in the Amended and Restated Limited Liability Company Agreement of CanFibre of Lackawanna dated as of December 31, 1998, to the twelfth anniversary of the Acceptance Date, to require the Company to purchase from HSB HSB's US$9,500,000 equity interest (consisting of 100% of the preferred interest and 1% of the common interest) in CanFibre Lackawanna ("HSB's Equity Interest"); and (b) HSB has granted to the Company the right (the "HSB Equity Interest Call Right"), exercisable for a term of 12 years following the Acceptance Date, to purchase HSB's Equity Interest. The price payable upon exercise of the HSB Equity Interest Put Right or the HSB Equity Interest Call Right, as the case may be is based on an investment rate of return (33.5% in the case of the HSB Equity Interest Put Right, and 37% in the case of the HSB Equity Interest Call Right) calculated with reference to HSB's capital contributions to CanFibre Lackawanna, subject to certain adjustments giving effect to any tax benefits and cash distributions. Such price will be payable in cash, or, at the option of HSB if the HSB Equity Interest Put Right or the HSB Equity Interest Call Right is exercised between the first and third anniversaries of the Acceptance Date, all or a portion thereof not in excess of the greater of (x) fifty percent (50%) of such price and (y) US$9,500,000, will be payable in and converted into common shares of the Company at a conversion price equal to a 15% discount to the weighted average trading price of the Company's common shares for the 30 day period immediately preceding the date on which the price is payable, subject in certain circumstances to specified minimum and maximum amounts per share.

               (xiv) Dieffenbacher Panel Production Systems GmbH has an option to acquire preference equity in CanFibre Group at an issue value of $750,000 which becomes exerciseable upon deemed funding in connection with draws under a $750,000 letter of credit issued at the request of CanFibre of Lackawanna LLC and may be converted to common stock of CanFibre Group three years after the option becomes exerciseable;

               (xv) Stone & Webster Development Corp. has an option to acquire preference equity of CanFibre of Lackawanna LLC which becomes exerciseable upon deemed funding in connection with draws under a $3,500,000 letter of credit issued at the request of
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CanFibre of Lackawanna LLC and may be converted to preference stock of CanFibre
Group three years after the option becomes exerciseable and may be converted to common stock of CanFibre of Lackwanna LLC three years after the option becomes exerciseable; and

               (xvi) Gerhard Spengler and R&S Stanztechnik GmbH have been issued as of December 29, 1998, 25,000 shares of Common Stock for services rendered

     4.4 Subsidiaries. As of the date of this Agreement, Schedule 4.4 sets forth an accurate and complete list of all Subsidiaries of the Company, their jurisdiction of incorporation, and the ownership by the Company and its Subsidiaries of the equity interests of each Subsidiary. As of the date of this Agreement, all of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly and validly authorized and issued and are fully paid and non-assessable, and such shares were not issued in violation of any preemptive or similar right and, except as set forth on such Schedule, are owned by the Company or one of its Subsidiaries, free and clear of any Liens (as defined in the Note Agreement). As of the date of this Agreement, there are no outstanding warrants, options, or other rights to purchase or acquire any shares of capital stock of any Material Subsidiary of the Company, nor any outstanding securities convertible into such shares or any outstanding warrants, options, or other rights to acquire any such convertible securities except as set forth on such Schedule.

     4.5 Litigation. There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding, or investigation before any court, governmental agency, or body having jurisdiction over the Company or any of its Subsidiaries, or before any arbitrator or mediator, that if adversely determined, would result in a Material Adverse Change or that relates to or could materially affect the performance by the Company of its obligations under Note Documents or the Note Agreement.

     4.6 SEC Documents, Financial Statements. Since January 1, 1997, the Company has filed all reports, schedules, forms, statements, and other documents required to be filed by it with the Securities Exchange Commission (the "SEC") pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (all of the foregoing filed prior to the date hereof being hereinafter referred to herein as the "SEC Documents"). The Company has delivered to the Purchaser true and complete copies of all SEC Documents. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and none of the SEC Documents (when read together with all exhibits included therein and financial statement schedules thereto and documents, other than exhibits, incorporated by reference) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make to statements therein, in light of the circumstances under which they were made, not misleading. The Company, any Person authorized to represent the Company, and, to the best knowledge of the Company, any other Person in connection with the issuing of the Notes, have not made, at any time, any oral communication in connection with the issuing of the Notes which contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. As of June 30, 1998, the Company was, and as of the date hereof the Company believes that it is a "foreign private issuer" within the meaning of Rule 3b-4 promulgated by the SEC under

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the Exchange Act and, therefore, affirms that it is a foreign issuer not meeting the following conditions: (1) more than 50 percent of the outstanding voting securities of the Company are held of record either directly or indirectly through voting trust certificates or depositary receipts by residents of the United States; and (2) any of the following: (i) the majority of the executive officers or directors are United States citizens or residents, (ii) more than 50 percent of the Company is administered principally in the United States, or
(iii) the business of the Company is administered principally in the United States. The Common Stock of the Company is therefore exempt from the operation of Section 16 of the Exchange Act pursuant to Rule 3a12-3(b) promulgated thereunder. As of the date of this Agreement, the Company is not in possession of any material non-public information that if disclosed would, or could reasonably be expected to have, an effect on the price of the Common Stock. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial condition and results of operations, of the Company as of the dates and for the periods presented.

     4.7 No Change in Condition. Since the date of the Financial Statements, there has not been any change in the business, properties, prospects, or financial condition of the Company or its Subsidiaries which would constitute or reasonably could be expected to result in a Material Adverse Change.

     4.8  Taxes.

          (a) The Company and each of its Subsidiaries has filed all tax returns (provincial, federal, foreign, state, and local) required to be filed by it on or before the date of the Notes under the laws of all jurisdictions wherein the location of the assets of the Company and its Subsidiaries, the nature or transaction of their business, or other requirements subject any of them to liability for taxes or other governmental charges ("Applicable Tax Laws"), and all taxes which are due and payable, all assessments received by the Company or any of its Subsidiaries, and all other taxes and installments of taxes or other governmental charges (foreign, federal, state, provincial, and local) due and payable by or with respect to the Company or any of its Subsidiaries under Applicable Tax Laws on or before the date hereof have been paid.

          (b) There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against the Company or any of its Subsidiaries or their respective assets.

          (c) To the Company's knowledge, there are no actions, suits, proceedings, investigations, audits, or claims now pending against or related to the Company or any of its Subsidiaries or their assets regarding any tax or assessment, or any material matters under discussion with any taxing authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority.

     4.9 Title to Assets. All of the assets owned by the Company and its Subsidiaries are free and clear of all Liens (as defined in the Note Agreement) except for Permitted Liens (as defined in

                                       8
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the Note Agreement) and all assessments, covenants, restrictions, reservations, and other burdens and charges of every kind except for those reflected in the SEC Documents and the financial statements included therein.

     4.10 Compliance with Laws and Agreements. Neither the Company nor any of its Subsidiaries is in violation of any material term or provision of its organizational documents or any material term or provision of any indebtedness, mortgage, indenture, contract, agreement, or judgment or any decree, order, statute, rule, or regulation the violation of which would, individually or in the aggregate, constitute a Material Adverse Change. The execution, delivery, and performance of the Note Documents will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provisions of the Company's or any of its Subsidiaries' organizational documents, or any indebtedness, mortgage, indenture, or contract, obligation, or commitment to which the Company or any of its Subsidiaries is a party or by which any of them is bound, or any provision of any judgment, decree, order, statute, rule, or regulation to which the Company or any of its Subsidiaries is a party or by which any of them is bound.

     4.11 Employee Benefit Plans. All employee welfare or benefit plans (including any stock option, stock purchase, or ownership plan) with respect to which the Company or any Subsidiary is a sponsor are set forth in the SEC Documents.

     4.12 Environmental Matters. There has been no storage, disposal, generation, manufacture, spill, discharge (or any threatened spill or discharge), refinement, transportation, handling, or treatment of toxic wastes, medical wastes, hazardous wastes, or hazardous substances by the Company or any of its Subsidiaries (or to the knowledge of the Company, by any other Person) at, upon or from any of the property now or previously owned or leased or under contract for purchase by the Company or any of its Subsidiaries, in violation of any applicable law, ordinance, rule, regulations, order, judgment, decree, or permit or which would require remedial action under any applicable law, ordinance, rule, regulations, order, judgment, decree, or permit; the terms "hazardous wastes," "toxic wastes," "hazardous substances," and "medical wastes" shall have the meanings specified in any applicable local, state, provincial, federal, and foreign laws or regulations with respect to environmental protection.

     4.13 Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with any federal, provincial, state, or local government authority or any other person is required in connection with the execution, delivery, and performance by the Company of its obligations under Note Documents, except for filings pursuant to Regulation D promulgated under the Act, Blue Sky filings, securities filing required by governmental authorities in British Columbia and Ontario, and any other filings that are or may be required by the SEC or any such authority in connection with the Registration Rights Agreement. The Purchaser acknowledges that the shares of Common Stock issuable upon conversion of the $7,500,000 Advancing Credit Facility Note will require listing approval of the American Stock Exchange prior to being publicly traded.

     4.14 Private Offering. The offer, issuance, and sale of the $7,500,000 Advancing Credit Facility Note and the shares of Common Stock issuable upon conversion of the $7,500,000

                                       9
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Advancing Credit Facility Note are and will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

     4.15 Fees. No fees or commissions are or will be payable by the Company or any of its Subsidiaries (or to its knowledge by any affiliate of the Company) to advisors, consultants, brokers, finders, investment bankers, or banks with respect to the offer, issuance, or sale of the $7,500,000 Advancing Credit Facility Note, and the shares of Common Stock issuable upon conversion of the $7,500,000 Advancing Credit Facility Note.

     4.16 Transactions with Affiliates. Neither the Company nor any of its Subsidiaries has entered into any transaction directly or indirectly with or for the benefit of an Affiliate except (a) transactions with an Affiliate for the leasing of property, the rendering or receipt of services, or the purchase or sale of inventory or other assets in the ordinary course of business if the monetary or business consideration arising from such a transaction would be substantially as advantageous to the Company or such Subsidiary as the monetary or business consideration which such Person would obtain in a comparable arm's length transaction and (b) the transactions disclosed in the Company's Information Circular dated February 6, 1998, and Form 20-F for the year ended September 30, 1997, each as filed with the SEC.

     4.17  True and Complete Disclosure.

          (a) All factual information furnished by or on behalf of the Company in writing to the Purchaser in connection with Note Documents and the transactions contemplated thereby is true and accurate in all material respects on the date as of which such information was dated or certified and does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not misleading.

          (b) The Purchaser acknowledges receipt of that form of Notice attached hereto as Schedule 4.17(b) regarding issuance shares of Common Stock upon conversion of the $7,500,000 Advancing Credit Facility Note. In addition, the Purchaser acknowledges that the Company intends to cease as soon as practicable having its Common Stock quoted on the Canadian Dealing Network.


Section 5. Covenants. So long as the Purchaser retains any March 1999 Warrants, the Company covenants as follows:

     5.1 Inspection. The Company shall, and shall cause each of its Subsidiaries to, permit the Purchaser to visit and inspect any of the properties of such Person, to examine all of such Person's books of account, records, reports, and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers, employees, and independent public accountants all at such reasonable times and as often as may be reasonably requested provided that the Company is given at least one Business Day advance notice thereof and reasonable opportunity to be present when independent public accountants or other third parties are contacted.

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     5.2  Validity of Shares.  The Company shall reserve and keep available at all times, free from preemptive rights, a sufficient number of shares of Common Stock to satisfy the requirements of the March 1999 Warrants. Such shares of Common Stock: (a) will be upon issuance, free and clear of any Liens created by the Company or, to the Company's knowledge, any other Person; (b) have been duly and validly authorized and when issued and paid for in accordance with the terms of the March 1999 Warrants will be duly and validly issued, fully paid, and non-assessable; (c) will not have been issued or sold in violation of any preemptive or similar rights; and (d) will not subject the Purchaser thereof to personal liability by reason of holding the same.

     5.3  Financial Reports.  The Company shall deliver to the Purchaser:

          (a) within sixty-five (65) days of the end of each fiscal quarter, an unaudited balance sheet and statement of operations for the Company and its Subsidiaries on a consolidated basis prepared in accordance with Canadian Generally Accepted Accounting Principles consistently applied;

          (b) within one hundred eighty (180) of the end of each fiscal year audited financial statements consisting of a balance sheet and statement of operations and cash flows statement for the Company and its Subsidiaries on a consolidated basis prepared in accordance with Canadian Generally Accepted Accounting Principles consistently applied (provided that with respect to paragraphs (a) and (b) of this Section, provision of copies of reports and financial statements filed with the SEC pursuant to the Company's reporting requirements which contain such items within the time periods required hereunder shall be deemed satisfactory delivery of the required financial statements);

          (c) copies of any management letters prepared by the Company's auditors and the Company's responses thereto promptly after their issuance; and

          (d) notice of the occurrence of any Material Adverse Change, promptly after its occurrence.

     5.4 Reports Under Exchange Act; Change in Status. With a view to making available to the Purchaser the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Purchaser to sell securities of the Company to the public without registration, the Company agrees to: (a) make and keep public information available, as those terms are defined in Rule 144; (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act, and (c) furnish the Purchaser, so long as the Purchaser owns any March 1999 Warrants forthwith upon request: (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Act and the Exchange Act; (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents filed by the Company; and (iii) such other information as may be reasonably requested in availing the Purchaser of any rule or regulation of the SEC which permits the selling of any such securities without registration. The Company shall immediately notify the Purchaser in the event the Company ceases to be a "foreign private issuer," as defined in Rule 3b-4 promulgated by the SEC under the Exchange Act or if holders of Common Stock of the Company are otherwise subject to Section 16 of the Act.

     5.5 HSR Act. The Company agrees that, in the event that exercise of any March 1999 Warrants requires any filing to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), the Company shall, at the request of the Purchaser and at the expense of the Company, make all filings required by the HSR Act and shall cooperate with the Purchaser in responding to any request for information submitted by the Department of Justice or the Federal Trade Commission.

     5.6 Future Stock Sales. The Company shall not (a) issue or sell (i) shares of the Common Stock at a price less than 85% of the Average Price as of the date of sale or (ii) any securities convertible into or exchangeable for Common Stock, with a conversion or exercise price that is less than 85% of the Average Price of the Common Stock on the date of issuance of such convertible or exchangeable securities or (b) sell more than U.S. $10 million of Common Stock at prices less than the Average Price as of the date of the related sale. The Purchaser shall have the right in connection with any issuance of Common Stock (or any security convertible into or exchangeable for Common Stock) to purchase its proportionate share (based on its beneficial ownership of the Common Stock as determined under Rule 13d-3) of the securities proposed to be so issued, on the same terms as those pursuant to which the Company proposes to sell such securities to other Persons. This paragraph will not restrict the ability of the Company to offer or sell securities at or above the Average Price of the Common Stock during the 30 days preceding the date of sale. This Section 5.18 shall terminate on the date the Purchaser and its Affiliates beneficially own less than 10% of the outstanding Common Stock.

Section 6. Default and Remedies. In the event the Company shall breach any of its representations, warranties, or covenants hereunder, (a) the Purchaser is authorized at any time, to the fullest extent permitted by law, to setoff and apply any indebtedness owed by the Purchaser to the Company against any and all of the obligations of the Company under the Warrant Documents, irrespective of whether or not the Purchaser shall have made any demand under the Warrant Documents and although such obligations may be contingent and unmatured and (b) the Purchaser may exercise all of its rights under the Warrant Documents and all other rights at law or in equity. No right, power, or remedy conferred to the Purchaser in the Warrant Documents or in any documents securing or supporting the Warrant Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the Purchaser shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. No notice to or demand upon the Company shall entitle the Company to similar notices or demands in the future.

Section 7.  Miscellaneous.

     7.1 Indemnification of Purchaser. The Company agrees to protect, defend, indemnify, and hold harmless the Purchaser and its stockholders, directors, officers, employees, agents, affiliates, successors, and assigns, and their respective stockholders, directors, officers, employees, and agents (for the purposes of this Section 7.2, collectively, the "Indemnified Parties"), from and against all demands, claims, actions, suits, damages, judgments, fines, penalties, liabilities, and out-of-pocket costs and expenses, including reasonable costs of attorneys and related costs of experts such as accountants (collectively, the "Indemnified Liabilities"), actually incurred by any Indemnified Party which are related to (a) any breach of any representation, warranty, or covenant of the Company under the Warrant Documents and (b) any litigation or proceeding relating to the Warrant Documents or the transactions contemplated thereunder, INCLUDING ANY INDEMNIFIED LIABILITIES CAUSED BY ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, but not Indemnified Liabilities which are a result of any Indemnified Party's gross negligence or willful misconduct. The amount and nature of any indemnification claim under this Section shall be presumptively established by a certificate from the applicable Indemnified Party. The provisions of this paragraph shall survive any purported termination of this Agreement that does not expressly reference this paragraph.

     7.2  Certain Provisions Regarding Payments.

          (a) Unless otherwise specified, the Company shall make all payments required under the Warrant Documents not later than 1:00 p.m., Houston, Texas, time on any date when due in lawful money of the United States of America to the Purchaser at such location as is specified by the Purchaser in writing in immediately available funds. Whenever any payment to be made under the Warrant Documents shall be stated to be due on a day other than a day on which the banks in Vancouver, British Columbia, and Houston, Texas, are required to be open ("Business Day"), such payment shall be due and payable on the next succeeding Business Day. If the date for payment of any obligation is not specified in the Warrant Documents, such obligation shall be payable upon demand.

          (b) Any and all payments by the Company under the Warrant Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, other than taxes imposed on the income of and franchise taxes imposed on the Purchaser by any jurisdiction in which the Purchaser is a citizen or resident or any political subdivision of such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from any sum payable to the Purchaser (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this paragraph), the Purchaser receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Company shall make such deductions; and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (c) The Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made with respect to, or from the execution, delivery, filing, or registration of, the Warrant Documents.

          (d) If any sum due from the Company under the Warrant Documents or any order or judgment given in relation hereto has to be converted from the currency in which the same is payable hereunder or under such order or judgment (the "first currency") into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against the Company with any governmental authority or in any court, tribunal, or arbitration panel or (ii) enforcing any order or judgment given in relation hereto, the Company shall indemnify the Purchaser against any loss incurred as a result of any discrepancy between (A) the rate of exchange used when restating the amount in question from the first currency into the second currency and (B) the rate or rates of exchange at which the Purchaser purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such sum due or order or judgment. The foregoing indemnity shall constitute a separate obligation of the Company distinct from any other obligations and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

     7.3 Waiver, Amendment, and Survival. Performance under this Agreement may be waived only in a writing signed by the party against whom enforcement is sought, and such a waiver shall be effective only for the purposes and only to the extent stated in that writing. The terms of this Agreement may be amended, supplemented, and otherwise modified only in a writing signed by the party against whom enforcement is sought, and such an amendment, supplement, or other modification shall be effective only for the purposes and only to the extent stated in that writing. All representations, warranties, and covenants of the Company in the Warrant Documents shall survive the execution of this Agreement and any other document or agreement.

     7.4  Successors and Assigns.

          (a) This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and the Purchaser and its respective successors and assigns including successors to any March 1999 Warrants. The Company may not assign its rights or delegate its duties under the Warrant Documents. The Purchaser may assign its rights and delegate its duties to successors and assigns of the March 1999 Warrants.

     7.5 Notice. Unless otherwise specified, all notices and other communications provided for between the Company and the Purchaser under this Agreement shall be in writing, including telecopy, and delivered or transmitted to the addresses set forth below, or to such other address as shall be designated by the Company or the Purchaser in written notice to the other party. Notice sent by telecopy shall be deemed to be given and received when receipt of such transmission is acknowledged, and delivered notice shall be deemed to be given and received when receipted for by, or actually received by, an authorized officer of the Company or the Purchaser, as the case may be.

If to the Company:

     Kafus Environmental Industries Ltd.
     270 Bridge Street
     Dedham MA 02026
     Attn:  Mr. Michael A. McCabe
     telephone:   781-326-5001
     telecopier:  781-326-5105

With a copy to:

     Kafus Environmental Industries Ltd.
     Attn: Mr. Ken Swaisland
     440-755 Burrard Street
     Vancouver, British Columbia
     Canada V6Z1X6
     telephone:   604-602-1981
     telecopier:  604-685-2426

If to the Purchaser:

     ECT Merchant Investments Corp.
     Attn: Tony A. Valentine
     1400 Smith Street
     Houston, Texas 77002
     telephone:   713-853-6903
     telecopier:  713-646-2654

With a copy to:

     Enron Capital & Trade Resources Corp.
     Attn: Donna Lowry
     1400 Smith Street
     Houston, Texas 77002
     telephone:   713-853-1939
     telecopier:  713-646-4039

     7.6 Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of British Columbia and the applicable laws of the Canada, without regard to conflicts of law principles which would select another law.

     7.7  Arbitration.

          (a) Disputes arising under the Warrant Documents shall be settled by one arbitrator pursuant to the rules of the American Arbitration Association (the "AAA") for Commercial Arbitration (the "Rules"). Such arbitration shall be held in New York, New York, or at such other location as mutually agreed to by the parties to the dispute. Subject to any applicable limitations contained in this Agreement, arbitration may be commenced at any time by any party giving notice to the other party that a dispute has been referred to arbitration under this paragraph (a). The arbitrator shall be selected by the joint agreement of the parties hereto, but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the Rules from the panel of arbitrators maintained by the AAA. Any award of the arbitrator shall be accompanied by a written opinion giving the reasons for the award. The expense of the arbitration shall be borne by the parties in the manner determined in writing by the arbitrator. This arbitration provision shall be specifically enforceable by the parties. The determination of the arbitrator pursuant to this Section shall be final and binding on the parties and may be entered for enforcement before any court of competent jurisdiction.

          (b) The provisions in the Warrant Documents shall control the dispute resolution elections under the Warrant Documents.

     7.8 Counterparts. This Agreement may be executed in multiple counterparts which together shall constitute one and the same instrument.

     7.9 No Further Agreements. THIS WRITTEN AGREEMENT AND THE OTHER WARRANT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.



           [The remainder of this page is intentionally left blank]

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     EXECUTED as of the date first above written.

                              Very truly yours,

                              ECT MERCHANT INVESTMENTS CORP.


                              By:
                                    ------------------------------
                              Name:
                              Title:


AGREED TO AND ACCEPTED
as of the date first
above written.

KAFUS ENVIRONMENTAL INDUSTRIES LTD.


By:
-----------------------------------
Name:
Title:



[ECTMI Warrant Agreement]